Exhibit 3.7


                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                            FOX RIVER HOLDINGS, INC.

Pursuant to the provisions of the Nevada Business Corporation Act, the Undersigned Corporation adopts the following amendments to the Articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation was adopted by a majority vote of the shareholders of the corporation on December 2, 2003.

2. The shareholders consented to a reverse split of the Company's common stock on a 1 for 40 basis.

3. The number of shares of the corporation outstanding at the time of adoption of the foregoing was approximately 24.5 million; and the number of shares entitled to vote thereon were the same.

4. The number of shares voting in favor of the action was 20,200,000. The shareholder voting in favor of the actions represented a majority of the issued and outstanding shares and was sufficient to effect the corporate changes.

Effective the 2nd of December 2003

                                                     /s/ Paul F. Beatty
                                                     -------------------------
                                                     Paul F. Beatty, President

/s/ Paul F. Beatty
-------------------------
Paul F. Beatty, Secretary